Exhibit 10.78

NINTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Ninth Amendment to Employment Agreement (the “Ninth Amendment”) is made and entered into as of February 11, 2005 by and between Kennedy-Wilson Properties, Ltd., an Illinois corporation (“The Company”) a wholly owned subsidiary of Kennedy-Wilson Inc. a Delaware corporation, having an address of 9601 Wilshire Boulevard, Suite 220, Beverly Hills, California 90210, (“Company”), and James Rosten, an individual (“Employee”).

RECITALS

WHEREAS, Company and Employee have entered into that certain Employment Agreement dated as of January 4, 1999, and amended January 1, 2001, March 15, 2001, January 3, 2003, September 5, 2003, October 1, 2003, January 1, 2004, April 19, 2004, and January 1, 2005 (the “Agreement”) providing for the employment of Employee by Company pursuant to the terms of such Agreement; and

WHEREAS, Company and Employee have agreed that the terms of the Employment Agreement should be modified to change the Incentive Bonus.

AMENDMENT TO AGREEMENT

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiently of which are hereby acknowledged, the parties hereby amend the Agreement, effective as of January 1, 2005 as follows:

1.               Incentive Bonus. Section 5 (d) (iii) Bonus Pool II is deleted in its entirety and the following is added in lieu thereof:

Incentive Bonus. Section 5 (d) (iii) Bonus Pool II Employee shall be entitled to an annual bonus for each calendar year of the term of this Agreement commencing with the calendar year ending December 31, 2005 according to the following formula. Employee shall receive a percentage of a portion of the Net (defined as the “Bonus Pool”) of each of the fund related businesses he is involved in. The total “Bonus Pool” for all participants shall be an amount equal to the sum of 20% of the total revenues less total expenses, less a twelve (12) percent cost of capital (funds invested by KW in the Business, prorated as to time the funds are actually invested during the Bonus Pool calculation time frame) and less an annual KW overhead charge of $75,000 (only charged against one Business Unit and until Fund I’s term expires, Fund I will be that unit). For Fund II and subsequent funds Employee is involved in, Employee shall receive a portion of the 20% Bonus Pool as decided by the Bonus Pool Committee which is comprised of William McMorrow, Jim Ozello and Barry Schlesinger. The Incentive Bonus shall be paid to the Employee within ninety (90) days of the close of the calendar year or five days after the date the annual KW audit is received, whichever is earlier. Since each Business Unit Bonus Pool has different participants, each Business Unit’s Bonus Pool will be calculated on a per Business Unit basis.

Subject to the foregoing, the Employment Agreement remains in full force and effect, and Company and Employee hereby ratify and affirm the Employment Agreement in each and every respect.

IN WITNESS WHEREOF, the undersigned have executed this Seventh Amendment as of the date first written above.

THE COMPANY:

THE COMPANY:	EMPLOYEE:
KENNEDY-WILSON INTERNATIONAL	/s/ Jim Rosten
a California corporation

/s/ William McMorrow
Title: Chairman/ CEO